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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT



         EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of this _____ day of July, 1997 by and between COMPASS PLASTICS & TECHNOLOGIES, INC., a Delaware corporation (the "Company"), having its principal offices at 15730 South Figueroa Street, Gardena, California 90248, AB PLASTICS CORPORATION, a California corporation ("AB Plastics"), having its principal offices at 15730 South Figueroa Street, Gardena, California 90248, and MICHAEL A. GIBBS, an individual residing at 15 Father Peters Lane, New Canaan, Connecticut 06840 (the "Employee" or "Gibbs").


                              W I T N E S S E T H :


         WHEREAS, the Employee (a) through a corporate affiliate, is presently serving as a consultant to the Company and its wholly-owned subsidiary, AB Plastics, under a management agreement dated as of October 1, 1996 (the "Management Agreement"), (b) is currently serving in the capacity and with the title of Chief Executive Officer of AB Plastics, and (c) has extensive knowledge with respect to the business of AB Plastics;

         WHEREAS, the Company and AB Plastics desire to supersede the Management Agreement with this Agreement, and desire that the Company and AB Plastics have access to the personal services of the Employee as President of the Company and Chief Executive Officer of AB Plastics from and after the "Effective Date" (as herein defined) of this Agreement;

         WHEREAS, the Employee is willing and able to render his services to the Company and AB Plastics on the terms and conditions of this Agreement; and

         WHEREAS, it is understood that this Agreement shall become effective on the effective date of the Company's proposed initial public offering of securities (the "Effective Date");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree as follows:

         1. Nature of Employment.

                  1.1 Subject to the terms and conditions of this Agreement, the Company and AB Plastics (hereinafter together referred to as the "Corporations") shall, throughout the Term (as defined in Section 2.1) of this Agreement, retain the Employee, and the Employee shall render services (a) to the Company, in the capacity and with the title of President, and (b) to AB Plastics, in the capacity and with the title of Chief Executive Officer, and such additional titles


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as may be assigned to the Employee from time to time by the Board of Directors of the Company (the "Board"), which titles the Employee may be willing to accept.

                  1.2 In such capacity, the Employee shall have and exercise responsibility for overseeing and actively participating in all aspects of the Corporations' businesses, including, without limitation, (a) the establishment and implementation of corporate policy, (b) the initiation and negotiation of opportunities for expansion in the areas of new product development, acquisitions and other ventures, (c) responsibility for maintaining and increasing the profitability of the Corporations, and (d) such other similar or related duties customarily afforded a President or Chief Executive Officer as may be assigned to the Employee from time to time by the Board.

                  1.3 Throughout the period of his employment hereunder, the Employee shall: (a) devote not less than seventy-five (75%) percent of his business and professional time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder on behalf of the Company; (b) observe and carry out such rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, including but not limited to the standard policies and procedures of the Company as in effect from time to time; and (c) do such traveling at the Company's expense as may reasonably be required in connection with the performance of such duties and responsibilities; provided, however, that the Employee shall not be assigned to regular duties that would reasonably require him to relocate his permanent residence from that first set forth above.

                  1.4 Subject to compliance with his covenants and agreements set forth in Section 1.3 above and his fiduciary duties to the Corporations as an executive officer and director thereof, the Employee may engage (a) in other business and professional activities, and (b) in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit the Company), speaking engagements, membership on the board of directors of other organizations, and similar activities; provided, that the foregoing business and other activities do not inhibit or prohibit the performance of his duties hereunder or inhibit or conflict in any material way with the businesses of the Corporations.

         2. Term of Employment.

                  2.1 Subject to prior termination in accordance with Section
2.2 below, the term of this Agreement and the Employee's employment hereunder shall commence as of the Effective Date and shall continue through October 31, 2000, and shall thereafter automatically renew (except to the extent otherwise provided in this Agreement) for additional terms of 12 celendar months each unless either party gives written notice of termination to the other party not less than ninety (90) days prior to the end of any such term (in which event this Agreement shall terminate effective as of the close of such term), as the same may be renewed (the "Term"). In addition, if this Agreement shall be terminated on the expiration of its initial stated Term, the Employee shall continue to render consulting services to the Company pursuant to the same terms and conditions as are set forth in the Management Agreement.

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                  2.2 This Agreement may be terminated:

                           (a) upon mutual written agreement of the Company and
the Employee;

                           (b) at the option of the Employee, upon thirty (30)
days' prior written notice to the Company, in the event that

                                    (i) the Company shall (A) fail to make any
                           payment to the Employee required to be made under the terms of this Agreement within thirty (30) days after payment is due, or (B) fail to perform any other material covenant or agreement to be performed by it hereunder (including the failure to re-appoint or re-elect the Employee to the offices described in
                           Section 1.1 of this Agreement or causes any material change in the duties of the Employee which reduces the scope or importance of such position) or take any action prohibited by this Agreement, and fail to cure or remedy same within thirty (30) days after written notice thereof to the Company; provided, however, that if any periodic salary payment is not paid within ten (10) days of its due date, the Employee shall only be required to provide fifteen (15) days' prior written notice of termination; or

                                    (ii) the Company is declared insolvent,
                           liquidates, dissolves or discontinues the Company Business (as defined below).

                           (c) at the option of the Company, upon written notice
to the Employee, "for cause" (as defined below);

                           (d) at the option of the Company, in the event of the
"permanent disability" (as defined below) of the Employee; or

                           (e) upon the death of the Employee, or as a result of
the voluntary resignation by the Employee for any reason other than as specified in Section 2(b)(ii) above.

                  2.3 As used herein, the term "for cause" shall mean and be limited to:

                           (a) any material breach of any of the material
covenants and agreements of the Employee contained in this Agreement, including those provided in Section 5 below, which, in any case, is not corrected in all material respects (if so correctable) within thirty (30) days after written notice of same from the Company to the Employee;

                           (b) any material breach by the Employee of his
fiduciary duties and obligations to the Corporations which is not corrected in all material respects (if so correctable) within thirty (30) days after written notice of same from the Company to the Employee; or

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                           (c) conduct constituting fraud or embezzlement or
gross dishonesty by Employee in connection with the performance of his duties under this Agreement, or a formal charge or indictment of the Employee for or conviction of the Employee of a felony or, if it shall materially and adversely damage or bring into disrepute the business, reputation or goodwill of the Corporations, any crime involving moral turpitude.

         Any notice required pursuant to this Section 2.3 shall specify with particularity the covenant or agreement alleged to have been breached by the Employee and action necessary to be taken by the Employee to cure the breach to the satisfaction of the Company.

                  2.4 As used herein, the term "permanent disability" shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents the Employee from continuing the performance of his normal duties and responsibilities hereunder for a period in excess of four (4) consecutive months or one hundred eighty (180) non-consecutive days within any period of three hundred sixty five (365) calendar days. For purposes of determining whether a "permanent disability" has occurred under this Agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by the Company (and reasonably acceptable to the Employee) shall be conclusive.

                  2.5 Upon any termination of this Agreement as provided above, the Employee (or his estate or legal representatives, as the case may be) shall be entitled to receive any and all earned but unpaid Base Salary (as defined in Section 3.1) prorated through the effective date of termination, and any other amounts and benefits then accrued or due and payable to the Employee hereunder; provided that:

                           (a) if such termination is as a result of the death
                  of the Employee, his estate shall continue to receive the Base Salary for a period of four (4) full months following the date of the Employee's death; and

                           (b) the Employee's participation in any benefit or
                  welfare plans of the Company (including, without limitation, the Stock Options described below and any profit-sharing plans) shall terminate upon the effective date of termination of employment except to the extent otherwise required by law or provided under the express terms of the applicable plan. All such payments shall be made on the next applicable payment date therefor (as provided in Section 3 below) following the effective date of termination. Except when termination is (i) by the Employee pursuant to Section 2.2(b) above, or (ii) by the Company other than "for cause" (any termination described in clauses (i) or (ii) of this Section 2.5(b) being sometimes hereinafter referred to as a "Non-Cause Termination"), the foregoing constitutes all amounts to which the Employee shall be entitled upon termination of this Agreement. In the case of a Non-Cause Termination, the amount to which the Employee shall be entitled is not so limited and shall include the Option Benefit (defined below).


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                  2.6 In the event that there shall be a dispute among the
parties hereto as to whether or not a termination shall constitute a Non-Cause Termination, during the pendency of such dispute the Company will place in escrow with a third party attorney or financial institution in an interest-bearing escrow account all subject periodic Base Salary payments and the value of the Option Benefit (as hereinafter defined) and fringe benefits which shall be disbursed to the appropriate party or parties upon the final resolution or settlement of such dispute from which no appeal can or shall have been taken. As used herein, the term Option Benefit means all the Option Shares vested pursuant to Section 3.5(c) of this Agreement.

         3. Compensation and Benefits.

                  3.1 Base Salary. As compensation for his services to be rendered hereunder, the Corporations shall pay to the Employee a base salary of Two Hundred Seventy-Five Thousand ($275,000) Dollars per annum (the "Base Salary"), which shall be payable in periodic installments in accordance with the standard payroll practices of the Corporations in effect from time to time, but not less than twice each month.

                  3.2 Annual Bonus.

                           (a) In addition to his Base Salary, not later than
ninety (90) days after the end of each "Fiscal Year" (as herein defined) of the Company, the Corporations shall pay to the Employee an annual cash bonus in respect of such Fiscal Year (the "Bonus") in the amounts set forth below in the event and to the extent that the "EBITDA" (as herein defined) of the "Compass Group" (as herein defined) for the Fiscal Year in question shall equal or exceed the amounts set forth below:

Fiscal Year                    Minimum EBITDA             Amount of Bonus
-----------                    --------------             ---------------

1998..................... $12.0 million               $100,000;
                           12.0-15.0 million          100,000;
                           15.0 million               140,000;
                           15.0-18.0 million          140,000, plus $1.00 for
                                                      each $50 of EBITDA over
                                                      $15.0 million;
                           18.0-21.0 million          200,000;

                           21.0-24.0 million          200,000, plus $1.00 for
                                                      each $30 EBITDA over
                                                      $21.0 million;
                          Over $24.0 million          300,000.

1999....................  15.0 million                $40,000;
                          15.0-18.0 million           40,000, plus $1.00 for

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                                                      each $18.75 of EBITDA
                                                      over $15.0 million;
                          18.0-21.0 million           200,000;

                          21.0-24.0 million           200,000, plus $1.00 for
                                                      each $30 of EBITDA over
                                                      $21.0 million;

                          Over $24.0 million          300,000.

2000....................  21.0 million                $ 40,000;

                          21.0-24.0 million           40,000, plus $1.00 for
                                                      each $11.54 of EBITDA
                                                      over $21.0 million.



                           (b) As used in this Agreement, the following terms
shall have the meanings set forth herein:

                                    (i) "Fiscal Year" shall mean the fifty-two weeks ended on the last business day of October of each year, or such other fiscal year end as shall be established by the Board;

                                    (ii) "EBITDA" shall mean consolidated net income before deduction or application of bonuses payable to executives and other designated employees (including the Bonus payable to the Employee hereunder), federal and state income taxes, interest, depreciation, amortization and other non-cash charges, all as calculated in accordance with generally accepted accounting principles, consistently applied;

                                    (iii) "Compass Group" shall mean the
                                    Company, AB Plastics and any other direct or indirect Subsidiary or division of the Company or AB Plastics hereafter created or acquired.

                                    (iv) "Subsidiary" shall mean any person, firm, corporation, partnership or other entity, more than 50% of the capital stock or equity of which shall be owned directly or indirectly by either of the Corporations or any of their Subsidiaries.

                  3.3 Fringe Benefits. The Corporations shall also make available to the Employee, throughout the period of his employment hereunder, such benefits and perquisites as are generally provided either of the Corporations to other senior management employees (which benefits shall, in the aggregate, be at least as generous as those supplied to the senior executive

                                        6
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officers of AB Plastics), including but not limited to eligibility for participation in any group life, health, dental, disability or accident insurance, pension plan, 401(k) plan, profit-sharing plan, or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by AB Plastics for the benefit of its employees generally.

                  3.4 Expenses. Throughout the period of the Employee's employment hereunder, the Corporations shall also reimburse the Employee, reasonably promptly after presentment by the Employee to the Corporations of appropriate receipts and vouchers therefor and related information in such form and detail as the Corporations may reasonably request, for any reasonable out-of-pocket business expenses incurred by the Employee in connection with the performance of his duties and responsibilities hereunder.

                  3.5 Stock Options. Pursuant to the Company's 1997 Stock Option Plan, approved by the stockholders and the Board on July 5, 1997 (the "1997 Plan"), and subject to the provisions of subsection (g) of this Section 3.5, the Employee has been awarded options (the "Options") to purchase a maximum aggregate of two hundred twenty two thousand two hundred and twenty two (222,222) shares of common stock, par value $.001 per share (the "Common Stock"), of the Company (the "Option Shares") at an exercise price equal to the initial offering price per share (the "Exercise Price"), estimated to be between $8.50 and $9.50 per share, that shares of Common Stock have been offered to the public pursuant to the Company's prospectus, declared effective by the Securities and Exchange Commission (the "SEC"). The number of Option Shares and Exercise Price of the Options are subject to adjustment for stock dividends on and/or subdivisions or splits, combinations, or reclassifications of the Common Stock; provided, however, that all Options awarded hereunder are subject to the terms and conditions hereinafter set forth including, without limitation, the forfeiture provisions set forth below. The maximum number of Options that are permissible under Section 422 of the Internal Revenue Code of 1986, as amended, shall be deemed to be incentive stock options ("ISOs"), and the remaining Options shall be non-qualified stock options.

                           (a) Term of Options. The Options shall have a term
expiring on October 31, 2002 (the "Option Expiration Date").

                           (b) Exercisability and Vesting. Subject to
termination of the Options prior to vesting as provided in Section 3.5(c) below, the Options shall be exercisable and vest only, to the extent, and upon occurrence of any of the events specified below:

                                    (i) as to 74,074 Option Shares, in the event
                           that for any period of thirty (30) consecutive trading days ending prior to the Option Expiration Date, the average of the closing prices of the Company's publicly traded Common Stock, as reported on The Nasdaq Stock Market or any other national securities exchange, shall equal or exceed $17.00 per share;

                                    (ii) as to 148,148 Option Shares, in the
                           event that for any period of thirty (30) consecutive trading days ending prior to the Option


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                           Expiration Date, the average of the closing prices of
                           the Company's publicly traded Common Stock, as reported on The Nasdaq Stock Market or any other national securities exchange, shall equal or exceed a price per share which shall equal or exceed $25.50 per share;

                                    (iii) as to 222,222 Option Shares, in the
                           event that for any period of thirty (30) consecutive trading days ending prior to the Option Expiration Date, the average of the closing prices of the Company's publicly traded Common Stock, as reported on The Nasdaq Stock Market or any other national securities exchange, shall equal or exceed $34.00 per share;

                                    (iv) if the Company shall effect a sale of
                           all or substantially all of the shares of the capital stock or assets of the Company to any unaffiliated third party, whether by merger, consolidation, stock sale, asset sale or like transaction; or

                                    (v) if the Employee's employment pursuant to
                           this Agreement is terminated by the Company for reasons other than "for cause" or pursuant to Section 2(b)(i) of this Agreement.

                           (c) Termination of Options. Options not previously
vested and immediately exercisable pursuant to their terms shall immediately terminate:

                                    (i) if the Employee's employment with the
                           Company shall terminate "for cause";

                                    (ii) if, for any reason other than a breach
                           by the Company of its obligations to the Employee hereunder, prior to the expiration of the Term of this Agreement, the Employee shall resign or otherwise voluntarily terminate (except arising from constructive termination) his employment with the Company or any other member of the Compass Group, and shall not thereafter continue to devote at least seventy-five (75%) percent of his business and professional time as a consultant to the Compass Group; or

                                    (iii) on the Option Expiration Date.

                           (d) Assignment of Options. Subject to the limitations
on transfer of ISOs as provided in the 1997 Plan, the Options may only be transferred, assigned or otherwise disposed of by the Employee to the extent they have become vested and are then immediately exercisable into Option Shares; provided that the Employee shall have the right to assign all or any portion of his Options which are not ISOs to any member of his family; provided, further,


                                        8

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that any such permitted assignee shall execute a joinder or similar agreement with the Company agreeing to be bound by all of the terms and conditions of this
Section 3.5.

                           (e) Reservation of Option Shares; Registration of
Options. The Company hereby covenants and agrees to:

                                    (i) take all steps necessary and appropriate
                           to keep a sufficient number of Option Shares reserved for issuance upon exercise of the Options; and

                                    (ii) to the extent that the same have vested
                           and are then currently exercisable in accordance with this Agreement, Company shall, at its sole cost and expense, include the Options and underlying Option Shares in any one or more Registration Statements on Form S-8 filed by Company with the SEC to register stock options for any executive officers, directors or key employees of Company or any of its subsidiaries.

                           (f) Cashless Exercise. The Employee shall have the
right to exercise his Options upon vesting pursuant to a "cashless" exercise. Pursuant to such cashless exercise, the exercise price for such Option Shares shall be paid by the Company's withholding of a number of Option Shares with an aggregate fair market value equal to the aggregate exercise price.

                           Example: By way of example, if 74,074 Options shall
have vested at an exercise price of $9.00 per share and the closing price of the Company's publicly traded Common Stock shall be $18.00 per share, the Employee shall, upon exercise of all 74,074 vested Options, receive 37,037 shares of Common Stock, with the remaining 37,037 shares being withheld by the Company as payment of the aggregate exercise price.

         4. Vacation.

                  The Employee shall be entitled to take, from time to time, normal and reasonable vacations with pay, consistent with the Company's standard policies and procedures in effect from time to time, at such times as shall be mutually convenient to the Employee and the Corporations, and so as not to interfere unduly with the conduct of the business of the Corporations.

         5. Restrictive Covenants.

                  5.1 The Employee hereby acknowledges and agrees that (i) the business contacts, customers, suppliers, technology, product designs and specifications, know-how, trade secrets, marketing techniques, promotional methods and other aspects of the business of AB Plastics are and will be of value to AB Plastics and the Company, and have provided AB Plastics and the Company with substantial competitive advantage in the operation of its business, and (ii)
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the Employee has and will continue to have detailed knowledge and possesses and will possess confidential information concerning the business and operations of AB Plastics and the Company.

                  5.2 Unless otherwise approved in writing by Company or its Chairman of the Board after full disclosure by the Employee to the Board of all relevant facts and circumstances, the Employee shall not, directly or indirectly, for himself or through or on behalf of any other person or entity, at any time during the "Restrictive Period" (as defined in paragraph (b) below):

                           (a) divulge, transmit or otherwise disclose or cause
to be divulged, transmitted or otherwise disclosed, any clients or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Company or AB Plastics of whatever nature, whether now existing or hereafter created or developed (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (i) the information, and its relevance in the applicable instance, is a matter of common knowledge or public record, (ii) the information, and its relevance in the applicable instance, is generally known in the industry, (iii) the information is disclosed to Employee after termination of his employment by another person not prohibited from making such disclosure, (iv) the information is required to be disclosed by law pursuant to court order or subpoena, or (v) the Employee can demonstrate that such information, and its relevance in the particular instance, was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or non-disclosure agreement); and/or

                           (b) unless the Employee's employment with the Company
shall be terminated by reason of a Non-Cause Termination, at any time during the period commencing on the Effective Date and continuing through and including the date which shall be three (3) years following the voluntary resignation by the Employee of his employment with the Company or his termination by the Company "for cause," but in no event longer than 12 calendar months following the end of the initial Term (the "Restrictive Period"), invest, carry on, engage or become involved, either as an employee, agent, advisor, officer, director, stockholder (excluding ownership of not more than 5% of the outstanding shares of a publicly held corporation if such ownership does not involve managerial or operational responsibility), manager, partner, joint venturer, participant or consultant in any business enterprise (other than the Company or any of its Subsidiaries, affiliates, successors or assigns) which derives 15% or more of its consolidated revenues from the manufacture and sale in the western United States (comprised of the states of California, Arizona, Oregon and Washington) of custom injection-molded plastics products for original equipment manufacturers of televisions, computers and other consumer electronics products (the "Company Business"), or which engages in any other business substantially similar to and directly competitive with the Company Business.

                  5.3 The Employee and the Company hereby acknowledge and agree that, in the event of any breach by the Employee, directly or indirectly, of the foregoing restrictive covenants, it will be difficult to ascertain the precise amount of damages that may be suffered



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by the Company and/or AB Plastics by reason of such breach; and accordingly, the parties hereby agree that, as liquidated damages (and not as a penalty) in respect of any such breach, the breaching party or parties shall be required to pay to the Company or AB Plastics (as the case may be), on demand from time to time, cash amounts equal to any and all gross revenues derived by the Employee or his affiliate(s), directly or indirectly, from any and all violative acts or activities. The parties hereby agree that the foregoing constitutes a fair and reasonable estimate of the actual damages that might be suffered by reason of any breach of this Section 5 by the Employee, and the parties hereby agree to such liquidated damages in lieu of any and all other measures of damages that might be asserted in respect of any subject breach.

                  5.4 The Employee and the Company hereby further acknowledge and agree that any breach by the Employee, directly or indirectly, of the foregoing restrictive covenants will cause the Company and/or AB Plastics irreparable injury for which there is no adequate remedy at law. Accordingly, the Employee expressly agrees that, in the event of any such breach or any threatened breach hereunder by the Employee, directly or indirectly, the Company or AB Plastics (as the case may be) shall be entitled, in addition to the liquidated damages provided for in Section 5.3 above, to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin a breach under the provisions of this Section 5, in any such case without the necessity of proving actual damages or posting bond.

                  5.5 In the event of any dispute under or arising out of this
Section 5, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party or parties, in addition to any damages and/or other relief that may be awarded, its reasonable costs and expenses (including reasonable attorneys' fees and court costs) incurred in connection with prosecuting or defending the subject dispute.

                  5.6 Upon the termination of the Employee's employment with the Company, the Employee shall immediately surrender and deliver to the Company all notes, drawings, diagrams, models, prototypes, lists, books, records, documents and data of every kind or description, in whatever written or other media (including, without limitation, electronic, tape, or other form of storage) relating to or connected with the business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Company, its business, its properties, or its customers referred to in Section 5.2(a) above.

         6. Inventions; Intellectual Property.

                  6.1 The Employee shall promptly communicate to AB Plastics and disclose to AB Plastics in such form as AB Plastics requests from time to time, all drawings, sketches, models, records, information, details and data (in whatever media the same may be created or recorded including, without limitation, print, tape, electronic or otherwise) pertaining to all ideas, processes, trademarks, inventions, improvements, discoveries and improvements, product designs and specifications, and other intellectual property, whether patented or unpatented, and

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copyrightable or uncopyrightable, made, conceived, developed, acquired or implemented by the Employee, solely or jointly, during the period of his employment hereunder, whether or not conceived during regular working hours through the use of AB Plastics' time, material or facilities or otherwise (each of the foregoing hereinafter referred to, individually and collectively, as a "Development"). The Employee hereby assigns, transfers, conveys and sells to AB Plastics all right, title and interest in and to all Developments, whether now existing or created, and acknowledges that the same, whether now existing or hereafter created, are the sole and exclusive property of AB Plastics for which the Employee is being adequately compensated hereunder. At any time and from time to time, upon the request of AB Plastics and at its expense, the Employee will execute and deliver to AB Plastics any and all applications, assignments, instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of AB Plastics, are or may be necessary or desirable to document such transfer or to enable AB Plastics to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark or tradename registrations, copyrights or other rights under United States, foreign, state or local law with respect to any such Developments or to obtain any extension, validation, reissue, continuance, division or renewal of any of the same, in whole or in part, and otherwise to establish, protect and enforce AB Plastics' rights in and to such intellectual property.

                  6.2 Notwithstanding anything to the contrary contained in this Agreement, the foregoing Section 6.1 shall only apply and be effective to the extent permitted under applicable law. In this regard, the provisions of Section
6.1 which provide that the Employee shall assign or offer to assign to AB Plastics any of the Employee's rights in an invention shall not apply to any invention for which no equipment, supplies, facility or trade secret information of AB Plastics or the Company was used and which was developed entirely on the Employee's own time, unless (a) the invention relates (i) directly to the business of AB Plastics or the Company, or (ii) to AB Plastics' or the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for AB Plastics or the Company.

         7. Non-Assignability.

                  In light of the unique personal services to be performed by the Employee hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by the Employee of this Agreement or any of his duties, responsibilities or obligations hereunder shall be void.

         8. Notices.

                  Any notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, one (1) day after being sent by recognized overnight courier service will all charges prepaid or charged to the sender's account, or three (3) days after being mailed by certified mail, return receipt requested, addressed to the party being notified at the address of such party


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




first set forth above, or at such other address as such party may hereafter have designated by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith.

         9. General.

                  9.1 Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith. Any waiver or amendment shall only be applicable in the specific instance, and shall not constitute or be construed as a waiver or amendment in any other or subsequent instance. No failure or delay on the part of any party in respect of any enforcement of obligations hereunder shall in any manner affect such party's right to seek or effect enforcement at any other time or in respect of any other required performance.

                  9.2 The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

                  9.3 This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Connecticut applicable to contracts entered into and performed wholly within Connecticut.

                  9.4 This Agreement shall be binding upon and shall inure to the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit; provided, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the express prior written consent of each other party.

                  9.5 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.


                  9.6 This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

                  9.7 If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.

                      COMPASS PLASTICS & TECHNOLOGIES, INC.


                                    By:  /s/ Geoffrey J.F. Gorman
                                         -------------------------
                                             Geoffrey J.F. Gorman
                                             Chairman of the Board


                                    AB PLASTICS CORPORATION


                                    By:  /s/ James S. Adams
                                         -------------------------
                                             James S. Adams
                                             President


                                    EMPLOYEE:


                                         /s/ Michael A. Gibbs
                                         -------------------------
                                             Michael A. Gibbs


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